UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                                             December 7, 2004

EDGE PETROLEUM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-22149	76-0511037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Travis Tower

1301 Travis, Suite 2000
Houston, Texas 77002

(Address of principal executive offices)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 25, 2004, Edge Petroleum Corporation (the “Company”) retained the services of BDO Seidman, LLP (“BDO”) as its new independent registered public accounting firm.  Concurrent with the appointment of BDO, the Company dismissed KPMG LLP, which had served as the Company’s independent registered public accounting firm since July 18, 2002. On June 30, 2004, the Company’s Audit Committee engaged BDO to conduct re-audits of the consolidated financial statements of the Company for the three years ended December 31, 2003. The decision to obtain re-audits was made at the recommendation of management to alleviate the administrative burden of obtaining consents and assurance services from the predecessor auditor for future Securities and Exchange Commission (“SEC”) filings and offerings. The attached Schedule A presents BDO’s audit report dated October 26, 2004 and the consolidated financial statements of the Company and subsidiaries as of December 31, 2003 and 2002 and for the three year period ended December 31, 2003. There were no adjustments to our previously reported consolidated financial statements as a result of these re-audits.

With respect to the registration statements of the Company set forth below, the consolidated financial statements of Edge Petroleum Corporation as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 are hereby incorporated by reference therein and have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated therein by reference hereby, and are incorporated therein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.  The registration statements to which the forgoing refers to are as follows: Registration Statement on Form S-8 (No. 333-113619), Registration Statement on Form S-3 (No. 333-112462), Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-106484), Registration Statement on Form S-8 (No. 333-61890), Registration Statement on Form S-8 (No. 333-93209), Registration Statement on Form S-3 (No. 333-79759) and Registration Statement on Form S-8 (No. 333-22571).

Item 9.01 Financial Statements and Exhibits

2

(c)  Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

23.1†	Consent of BDO Seidman, LLP

†  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: December 7, 2004	By:	/s/ MICHAEL G. LONG
Michael G. Long
Senior Vice President and Chief Financial and Accounting Officer

3

Schedule A

EDGE PETROLEUM CORPORATION

Index to Consolidated Financial Statements and Supplementary Information

CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements:
Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2003 and 2002

Consolidated Statements of Operations for the Years Ended December 31, 2003, 2002 and 2001

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2003, 2002 and 2001

Notes to Consolidated Financial Statements

Unaudited Information:
Supplementary Information to Consolidated Financial Statements

CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Edge Petroleum Corporation:

We have audited the accompanying consolidated balance sheets of Edge Petroleum Corporation and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations and effective January 1, 2001, the Company changed its method of accounting for derivative instruments.

BDO Seidman, LLP

Houston, Texas

October 26, 2004

EDGE PETROLEUM CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,327,081	$2,568,176
Accounts receivable, trade, net of allowance of $525,248 as of December 31, 2003 and 2002	8,889,734	5,617,648
Accounts receivable, joint interest owners, net of allowance of $82,000 as of December 31, 2003 and 2002, respectively	1,797,877	403,446
Deferred income taxes	1,138,492	832,343
Derivative financial instruments	120,801	—
Other current assets	1,186,987	430,930

Total current assets	14,460,972	9,852,543

PROPERTY AND EQUIPMENT, Net – full cost method of accounting for oil and natural gas properties (including unevaluated costs of $5.0 million and $7.9 million at December 31, 2003 and 2002, respectively)	97,980,757	75,681,772

DEFERRED INCOME TAXES	5,570,137	41,338

TOTAL ASSETS	$118,011,866	$85,575,653

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable, trade	$1,732,935	$1,533,972
Accrued liabilities	11,456,036	3,586,843
Derivative financial instruments	—	1,293,840
Asset retirement obligation – current portion	323,513	—
Accrued interest payable	—	127,698

Total current liabilities	13,512,484	6,542,353

ASSET RETIREMENT OBLIGATION – long-term portion	1,488,482	—

LONG–TERM DEBT	21,000,000	20,500,000

Total liabilities	36,000,966	27,042,353

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 25,000,000 shares authorized; 12,581,032 and 9,416,254 shares issued and outstanding at December 31, 2003 and 2002, respectively	125,810	94,163

Additional paid-in capital	75,282,007	56,663,626
Retained earnings	6,966,557	2,616,507
Accumulated other comprehensive loss	(363,474)	(840,996)

Total stockholders’ equity	82,010,900	58,533,300

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$118,011,866	$85,575,653

See accompanying notes to the consolidated financial statements.

EDGE PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2003	2002	2001

OIL AND NATURAL GAS REVENUE	$33,926,007	$20,911,294	$29,810,917

OPERATING EXPENSES:
Oil and natural gas operating expenses including production and ad valorem taxes	5,115,794	3,831,590	5,000,666
Depletion, depreciation, amortization and accretion	13,577,279	10,426,667	9,377,974
Litigation settlement	—	—	3,546,645
General and administrative expenses:
Deferred compensation expense – repriced options	1,219,349	3,385	(850,281)
Deferred compensation expense – restricted stock	372,151	399,249	353,371
Other general and administrative	5,540,140	4,826,793	5,038,050

Total operating expenses	25,824,713	19,487,684	22,466,425

OPERATING INCOME	8,101,294	1,423,610	7,344,492

OTHER INCOME (EXPENSE):
Interest expense, net of amounts capitalized	(678,805)	(227,759)	(214,619)
Interest income	16,518	26,954	127,717

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	7,439,007	1,222,805	7,257,590

INCOME TAX (EXPENSE) BENEFIT	(2,731,132)	(473,060)	818,897

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	4,707,875	749,745	8,076,487

CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(357,825)	—	—

NET INCOME	4,350,050	749,745	8,076,487

OTHER COMPREHENSIVE INCOME:
Cumulative effect transition adjustment	—	—	(1,137,221)
Reclassification of hedging losses	840,996	—	937,120
Change in fair value of hedging instruments	(363,474)	(840,996)	200,101
Other comprehensive income (loss)	477,522	(840,996)	—

COMPREHENSIVE INCOME (LOSS)	$4,827,572	$(91,251)	$8,076,487

BASIC EARNINGS PER SHARE:

Income before cumulative effect of accounting change	$0.48	$0.08	$0.87

Cumulative effect of accounting change	(0.03)	—	—

Basic earnings per share	$0.45	$0.08	$0.87

DILUTED EARNINGS PER SHARE:

Income before cumulative effect of accounting change	$0.47	$0.08	$0.83

Cumulative effect of accounting change	(0.03)	—	—

Diluted earnings per share	$0.44	$0.08	$0.83

BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	9,726,140	9,384,097	9,280,605

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	9,987,551	9,605,571	9,728,228

See accompanying notes to the consolidated financial statements.

EDGE PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$4,350,050	$749,745	$8,076,487
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	357,825	—	—
Depletion, depreciation, amortization and accretion	13,577,279	10,426,667	9,377,974
Amortization of deferred loan costs	—	84,479	101,398

Deferred tax provision (benefit)	2,731,132	473,060	(818,897)
Non-cash compensation expense (benefit)	1,591,500	402,634	(496,910)
Bad debt expense	—	—	525,248
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, trade	(3,137,319)	691,989	2,742,218
(Increase) decrease in accounts receivable, joint interest owners	(1,187,958)	113,555	69,933
(Increase) decrease in other assets	(429,403)	141,945	(519,322)
Increase (decrease) in accounts payable, trade	(1,767,685)	121,521	135,011
Increase (decrease) in accrued interest payable	(127,698)	127,698	(50,385)
Increase (decrease) in accrued liabilities	7,940,421	(2,925,712)	3,008,458
Net cash provided by operating activities	23,898,144	10,407,581	22,151,213

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,560,102)	(19,609,639)	(28,988,659)
Proceeds from the sale of prospects and oil and natural gas properties	330,096	354,294	—
Cash acquired in merger with Miller Exploration Company, net of acquisition costs	5,159,806	—	—
Net cash used in investing activities	(28,070,200)	(19,255,345)	(28,988,659)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from long-term debt	10,700,000	11,000,000	11,000,000
Payments on long-term debt	(10,200,000)	(500,000)	(4,000,000)
Net proceeds from issuance of common stock	2,430,961	122,653	390,421
Loan costs	—	—	(7,669)
Net cash provided by financing activities	2,930,961	10,622,653	7,382,752

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,241,095)	1,774,889	545,306
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2,568,176	793,287	247,981
CASH AND CASH EQUIVALENTS, END OF YEAR	$1,327,081	$2,568,176	$793,287

See accompanying notes to the consolidated financial statements.

EDGE PETROLEUM CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Shares	Amount	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
BALANCE, DECEMBER 31, 2000	9,186,071	$91,861	$56,247,130	$(6,209,725)	$—	$50,129,266
Issuance of common stock	119,008	1,190	389,231	—	—	390,421
Deferred compensation expense – restricted stock	—	—	353,371	—	—	353,371
Deferred compensation expense – repriced options	—	—	(850,281)	—	—	(850,281)
Transition adjustment	—	—	—	—	(1,137,221)	(1,137,221)
Realization of hedging loss	—	—	—	—	937,120	937,120
Change in valuation of hedging instruments	—	—	—	—	200,101	200,101
Net income	—	—	—	8,076,487	—	8,076,487
BALANCE, DECEMBER 31, 2001	9,305,079	93,051	56,139,451	1,866,762	—	58,099,264
Issuance of common stock	111,175	1,112	121,541	—	—	122,653
Deferred compensation expense – restricted stock	—	—	399,249	—	—	399,249
Deferred compensation expense – repriced options	—	—	3,385	—	—	3,385
Change in valuation of hedging instruments	—	—	—	—	(840,996)	(840,996)
Net income	—	—	—	749,745	—	749,745
BALANCE, DECEMBER 31, 2002	9,416,254	94,163	56,663,626	2,616,507	(840,996)	58,533,300
Issuance of common stock	3,164,778	31,647	16,889,740	—	—	16,921,387
Deferred compensation expense – restricted stock	—	—	372,151	—	—	372,151
Deferred compensation expense – repriced options	—	—	1,219,349	—	—	1,219,349
Tax benefit associated with exercise of non–qualified stock options	—	—	137,141	—	—	137,141
Reclassification of hedging losses					840,996	840,996
Change in valuation of hedging instruments	—	—	—	—	(363,474)	(363,474)

Net income	—	—	—	4,350,050	—	4,350,050
BALANCE, DECEMBER 31, 2003	12,581,032	$125,810	$75,282,007	$6,966,557	$(363,474)	$82,010,900

See accompanying notes to the consolidated financial statements.

EDGE PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                   ORGANIZATION AND NATURE OF OPERATIONS

General - Edge Petroleum Corporation (the “Company”) was organized as a Delaware corporation in August 1996 in connection with its initial public offering and the related combination of certain entities that held interests in Edge Joint Venture II (the “Joint Venture”) and certain other oil and natural gas properties; herein referred to as the “Combination”.  In a series of transactions the Company issued an aggregate of 4,701,361 shares of common stock and received in exchange 100% of the ownership interests in the Joint Venture and certain other oil and natural gas properties.  In March 1997, and contemporaneously with the Combination, the Company completed the initial public offering of 2,760,000 shares of its common stock (the “Offering”) generating proceeds of approximately $40 million, net of expenses.

Nature of Operations - The Company is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas. The Company’s resources and assets are managed and its results are reported as one operating segment. The Company conducted its operations primarily along the onshore United States Gulf Coast, with its primary emphasis in South Texas, Louisiana and Southeast New Mexico.  During 2003 the Company made three acquisitions (see Note 5) and added a new focus area through an exploration alliance in Southeast New Mexico.  The Company currently controls interests in almost 208,900 gross acres held under lease or option.  In its exploration efforts the Company emphasizes an integrated geologic interpretation method incorporating 3-D seismic technology and advanced visualization and data analysis techniques utilizing state-of-the-art computer hardware and software.

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements include the accounts of all majority owned subsidiaries of the Company, including Edge Petroleum Operating Company Inc., Edge Petroleum Exploration Company, Miller Oil Corporation, and Miller Exploration Company, which are 100% owned subsidiaries of the Company.  All intercompany transactions have been eliminated in consolidation.

Changes in Accounting Principles - In 2003, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” which requires a liability for an asset retirement obligation to be recorded at its fair value in the period in which the obligation is incurred and a corresponding increase in the carrying amount of the related long-lived asset (see Note 7).

Beginning in the second quarter of 2003, the Company included derivative contracts that qualify as cash flow hedges in the ceiling test calculation in accordance with a revision to Staff Accounting Bulletin Topic 12, “Oil and Gas Producing Activities” in the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 103, “Update of Codification of Staff Accounting Bulletins.”  There was no impact to the Company for this change in ceiling test calculation.

Revenue Recognition - The Company recognizes oil and natural gas revenue from its interests in producing wells as oil and natural gas is produced and sold from those wells.  Oil and natural gas sold by the Company is not significantly different from the Company’s share of production.

Allowance for Doubtful Accounts - The Company routinely assesses the recoverability of all material trade and other receivables to determine their collectibility.  Many of Edge’s receivables are from joint interest owners on properties of which the Company is the operator.  Thus, Edge may have the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings.  Generally, the Company’s crude oil and natural gas receivables are typically collected within two months.  The Company accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated.  As of December 31, 2003 and 2002, the Company had an allowance for doubtful accounts of $525,248 related to trade receivables and $82,000 related to joint interest receivables (see Note 3).

Inventories - Inventories consist principally of tubular goods and production equipment, stated at the lower of weighted-average cost or market.

Other Property, Plant & Equipment - Depreciation of other office furniture and equipment and computer hardware and software is provided using the straight-line method based on estimated useful lives ranging from five to ten years.

Oil and Natural Gas Properties - Investments in oil and natural gas properties are accounted for using the full cost method of accounting.  All costs associated with the exploration, development and acquisition of oil and natural gas properties, including salaries, benefits and other internal costs directly attributable to these activities, are capitalized within a cost center. The Company’s oil and natural gas properties are located within the United States of America, which constitutes one cost center. The Company capitalized $1.7 million, $1.5 million, and $1.6 million of general and administrative costs in 2003, 2002 and 2001, respectively. Interest costs related to unproved properties are also capitalized to unproved oil and gas properties. The Company capitalized $244,500, $623,400, and $24,400 of interest costs in 2003, 2002 and 2001, respectively.

Oil and natural gas properties are amortized using the unit-of-production method using estimates of proved reserve quantities.  Investments in unproved properties are not amortized until proved reserves associated with the prospects can be determined or until impairment occurs. Unproved oil and natural gas properties consist of the cost of unevaluated leaseholds, cost of seismic data, exploratory and developmental wells in progress, and secondary recovery projects before the assignment of proved reserves. Unproved properties are evaluated periodically for impairment on a property-by-property basis. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and natural gas leases not held by production, production response to secondary recovery activities and available funds for exploration and development. If the results of an assessment indicate that an unproved property is impaired, the amount of impairment is added to the proved oil and natural gas property costs to be amortized.  The amortizable base includes estimated future development costs and dismantlement, restoration and abandonment costs, net of estimated salvage values. The depletion rates per Mcfe for the years ended December 31, 2003, 2002 and 2001 were $1.59, $1.39, and $1.22, respectively.

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” which requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB also issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review of impairment. The new standard also requires that, at a minimum, all intangible assets be aggregated and presented as a separate line item in the balance sheet.

A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and 142 to companies in the extractive industries, including oil and gas companies. This issue is currently on the Emerging Issues Task Force (“EITF”) agenda as Issue 03-S, “Applicability of FASB Statement No. 142, Goodwill and Other Intangible Assets, to Oil and Gas Companies.” The issue is whether SFAS No. 141 and 142 require registrants to classify the costs of acquiring contractual mineral or drilling rights associated with extracting oil and gas as intangible assets on the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, we have included the costs of mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 141 requires oil and gas companies to classify costs of mineral rights associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, we would be required to reclassify approximately $22.8 million and $8.8 million at December 31, 2003 and 2002, respectively, out of oil and gas properties and into a separate intangible assets line item. These costs include those to acquire contract based drilling and mineral use rights such as delay rentals, lease bonuses, commissions and brokerage fees, and other leasehold costs. Our cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full cost accounting rules, as allowed by SFAS No. 142. Further, we do not believe the classification of the costs of mineral rights associated with extracting oil and gas as intangible assets would have any impact on our compliance with covenants under our debt agreements.

In addition, the capitalized costs of oil and natural gas properties are subject to a “ceiling test,” whereby to the extent that such capitalized costs subject to amortization in the full cost pool (net of depletion, depreciation and amortization and related deferred taxes) exceed the present value (using 10% discount rate) of estimated future net after-tax cash flows from proved oil and natural gas reserves using hedge adjusted period end prices, such excess costs are charged to operations.  Once incurred, an impairment of oil and natural gas properties is not reversible at a later date.  Impairment of oil and natural gas properties is assessed on a quarterly basis in conjunction with the Company’s quarterly filings with the Securities and Exchange Commission.  The period end price was within the collar established by the Company’s hedges at December 31, 2003 and thus did not affect prices used in this calculation.  No adjustment related to the ceiling test was required during the years ended December 31, 2003, 2002, or 2001.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves.

Income Taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes,” which provides for an asset and liability approach for accounting for income taxes.  Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 12).

Cash and Cash Equivalents - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Stock-Based Compensation - The Company accounts for stock compensation plans under the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”  No compensation expense is recognized for stock options that had an exercise price equal to the market value of the underlying common stock on the date of grant.  As allowed by SFAS No. 123, “Accounting for Stock Based Compensation,” the Company has continued to apply APB Opinion No. 25 for purposes of determining net income.  In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  The Company elected not to change to the fair value based method of accounting for stock based employee compensation.  Additionally, the statement amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.

The Company is also subject to reporting requirements of FASB Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions involving Stock Compensation,” that requires a non-cash charge to deferred compensation expense if the market price of the Company’s common stock at the end of a reporting period is greater than the exercise price of certain stock options.  After the first such adjustment is made, each subsequent period is adjusted upward or downward to the extent that the market price exceeds the exercise price of the options.  The charge is related to non-qualified stock options granted to employees and directors in prior years and re-priced in May 1999, as well as certain options newly issued in conjunction with the repricing (see Note 14).

Had compensation expense for stock-based compensation been determined based on the fair value at the date of grant, our net income, earnings available to common stockholders and earnings per share would have been reduced and the stock-based compensation cost would have been increased to the pro forma amounts indicated below:

	Year Ended December 31,
	2003	2002	2001
Net income as reported	$4,350,050	$749,745	$8,076,487
Add:
Stock based employee compensation expense included in reported net income, net of related income tax	771,681	2,075	(899,104)
Deduct:
Total stock based employee compensation expense determined under fair value based method for all awards, net of related income tax	(260,850)	(261,927)	(594,129)

Pro forma net income	$4,860,881	$489,893	$6,583,254

Earnings Per Share
Basic – as reported	$0.45	$0.08	$0.87
Basic – pro forma	0.50	0.05	0.71

Diluted – as reported	$0.44	$0.08	$0.83
Diluted – pro forma	0.49	0.05	0.68

The weighted-average fair value of options granted during 2003, 2002 and 2001 was $3.24, $4.19 and $6.76, respectively.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected stock price volatility of 73%, 77%, and 80% in 2003, 2002 and 2001, respectively; risk free interest rate of 3.76%, 3.82% and 5.42% in 2003, 2002 and 2001, respectively; average expected option lives of eight years in 2003, 2002 and 2001, respectively; and a forfeiture rate of 10% over the vesting period of such options.

Earnings Per Share - The Company accounts for its earnings per share in accordance with SFAS No. 128, “Earnings per Share,” which requires the presentation of “basic” and “diluted” EPS on the face of the income statement. Basic earnings per common share amounts are calculated using the average number of common shares outstanding during each period.  Diluted earnings per share assumes the exercise of all stock options and warrants having exercise prices less than the average market price of the common stock using the treasury stock method (see Note 14).

Financial Instruments - The Company’s financial instruments consist of cash, receivables, payables, long-term debt and oil and natural gas commodity hedges.  The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items.  The carrying amount of long-term debt as of December 31, 2003 and 2002 approximates fair value because the interest rates are variable and reflective of market rates.

Derivatives and Hedging Activities - Due to the instability of oil and natural gas prices, the Company may enter into, from time to time, price risk management transactions (e.g., swaps, collars and floors) for a portion of its oil and natural gas production to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations.  While the use of these arrangements limits the Company’s ability to benefit from increases in the price of oil and natural gas, it also reduces the Company’s potential exposure to adverse price movements.    The Company’s management sets all of the Company’s hedging policies, including volumes, types of instruments and counterparties, on a quarterly basis. These policies are implemented by management through the execution of trades by the Chief Financial Officer after consultation and concurrence by the President and Chairman of the Board.  The Board of Directors reviews the Company’s hedge policies and trades.  The Company designates and accounts for these transactions as hedging activities and, accordingly, realized gains and losses are included in oil and natural gas revenue during the period the hedged transactions occur (see Note 10).

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” effective January 1, 2001.  The statement, as amended by SFAS No. 137 “Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an Amendment of FASB Statement No. 133” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133”, requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives be reported in current earnings, unless the derivative is designated and effective as a hedge.  If the intended use of the derivative is to hedge the exposure to changes in the fair value of an asset, a liability or firm commitment, then the changes in the fair value of the derivative instrument will generally be offset in the income statement by the change in the item’s fair value.  However, if the intended use of the derivative is to hedge the exposure to variability in expected future cash flows then the changes in the fair value of the derivative instrument will generally be reported in Other Comprehensive Income (“OCI”).  The gains and losses on the derivative instrument that are reported in OCI will be reclassified to earnings in the period in which earnings are impacted by the hedged item.  Upon adoption of SFAS No. 133, the Company recorded a transition adjustment of approximately $(1.1) million in accumulated other comprehensive income to record the fair value of the natural gas hedges that were outstanding at that date.

Upon entering into a derivative contract, the Company designates the derivative instruments as a hedge of the variability of cash flow to be received (cash flow hedge). In accordance with SFAS No. 133, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, the effectiveness of transactions that receive hedge accounting. All of the Company’s derivative instruments at December 31, 2003 and 2002 were designated and effective as cash flow hedges, accordingly, all unrealized hedging gains and losses were recognized in accumulated other comprehensive income.

When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value and gains and losses that were accumulated in other comprehensive income will be recognized in earnings immediately.

At December 31, 2003, the Company had recorded $0.4 million, net of related taxes, of cumulative hedging losses in accumulated other comprehensive income, which will be reclassified to earnings within the next twelve months.  The amounts ultimately reclassified to earnings will vary due to changes in the fair value of the open derivative instruments prior to settlement.

Comprehensive Income - The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income”. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the provisions of SFAS No. 130, the Company has presented the components of comprehensive income below the total for net income on the face of the consolidated statements of operations. For the year ended December 31, 2003, the Company had unrealized gains from derivative hedging instruments of $477,522 that was added to net income to arrive at comprehensive income of $5.0 million.  As of December 31, 2002, the Company had unrealized losses from derivative hedging instruments of $(840,996) that was deducted from net income to arrive at comprehensive loss of $(91,251).  For the year ended December 31, 2001, there were no adjustments to net income in deriving comprehensive income.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from these estimates.

Significant estimates include volumes of oil and gas reserves used in calculating depreciation, depletion and amortization of proved oil and natural gas properties, future net revenues and abandonment obligations, impairment of undeveloped properties, future income taxes and related assets/liabilities, bad debts, derivatives, contingencies and litigation. Oil and natural gas reserve estimates, which are the basis for unit-of-production depletion and the ceiling test, have numerous inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.  Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate.  Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. In addition, reserve estimates are vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future.

Concentration of Credit Risk - Substantially all of the Company’s accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the oil and natural gas industry.  This concentration of customers and joint interest owners may impact the Company’s overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.  Historically, the Company has not experienced significant credit losses on such receivables; however, in 2001, the Company reserved $525,248 related to non-payments from two purchasers of the Company’s oil and natural gas.  No bad debt expense was recorded in 2003 or 2002.  The Company cannot ensure that similar such losses may not be realized in the future.

Recently Issued Accounting Pronouncements - In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal plan be recognized when the liability is incurred. The Company adopted SFAS No. 146 effective January 1, 2003. The Company did not participate in any applicable activities affected by this standard during the year ended December 31, 2003.

In January 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities,” which addresses the consolidation of business enterprises to which the usual condition (ownership of a majority voting interest) of consolidation does not apply. This interpretation focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. It concludes that in the absence of clear control through voting interests, a company’s exposure (variable interest) to the economic risks and potential rewards from the variable interest entity’s assets and activities are the best evidence of control.

The Company shares interests with related parties in a variety of different partnership and joint venture entities in order to share the rewards of ownership in certain oil and natural gas royalties. The Company does not provide supplemental financial support to these entities nor does it own voting rights. In general, these entities are structured such that the voting and sharing ratios in these entities are consistent with the allocation of the entities’ distributions of cash from royalty revenues. The Company is not impacted by FIN 46 because there is no investment in nor obligation to share in future capital requirements of these or other entities. On September 2, 2003, the Company sold its interests in two of these entities (see Note 15).

3.                                      ALLOWANCE FOR DOUBTFUL ACCOUNTS

The following table sets forth changes in the Company’s allowance for doubtful accounts for the years ended December 31, 2003, 2002 and 2001:

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions and Other	Balance at End of Year
Year ended December 31, 2003:
Allowance for doubtful accounts	$607,248	$—	$—	$607,248
Year ended December 31, 2002:
Allowance for doubtful accounts	$688,248	$—	$81,000	$607,248
Year ended December 31, 2001:
Allowance for doubtful accounts	$163,000	$525,248	$—	$688,248

4.                                      OTHER CURRENT ASSETS

Below are the components of other current assets as of December 31, 2003 and 2002:

	December 31,
	2003	2002

Prepaid Insurance	$745,499	$220,841
Prepayments and Deposits	118,167	210,089
Inventory	323,321	—
	$1,186,987	$430,930

5.                                      ACQUISITIONS, MERGER AND DIVESTITURES

Acquisitions

On September 30, 2003 the Company consummated the acquisition of oil and gas properties in its core South Texas area for $8.9 million paid in cash.  The purchase price was funded from existing working capital and borrowings under its existing credit facility.

On November 20, 2003 the Company consummated another acquisition of oil and gas properties in its core South Texas area for $0.9 million paid in cash.  The purchase price was funded from existing working capital and borrowings under its existing credit facility.

Merger

On December 4, 2003 the Company completed its merger with Miller Exploration Company (“Miller”).  Under the terms of the merger agreement, each share of issued and outstanding common stock of Miller was converted into 1.22342 shares of Edge common stock.  Edge issued approximately 2.6 million shares of Edge common stock to the shareholders of Miller in exchange for all of the outstanding common stock of Miller. The merger was treated as a tax-free reorganization and accounted for as a purchase business combination.  Under this method of accounting, on the date of the merger, the assets and liabilities of Miller were recorded by Edge at their estimated fair market values.  The following is a calculation of the purchase price paid for Miller:

In thousands, except per share amounts:
Shares of common stock issued (1)	2,605
Edge stock price per share used to value acquisition (2)	$5.49
Fair value of stock issued	$14,300
Fair value of vested Miller employee stock options assumed by Edge, less common stock issuance costs	121
Direct merger costs (3)	1,239
Purchase price	$15,660

(1)          Represents merger ratio of 1.22342 multiplied by 2,129,078, the number of Miller outstanding shares at December 4, 2003.

(2)          Represents the average of the closing sales prices for our common stock on a four trading day collar around the public announcement date of the acquisition, May 29, 2003.

(3)          Relates primarily to severance costs ($255,800), professional fees directly related to the merger ($635,600) and other direct transaction costs ($348,000).  The severance costs result from change in control provisions in employment contracts and employee plans.

In addition, the Company incurred expenses associated with the merger of $279,400, which included retention, salaries and benefits, and integration costs.

The following is the allocation of the purchase price to specific assets and liabilities based on estimates of fair values and costs, which will be adjusted to actual amounts as determined.  Such adjustments are not expected to be material.

In thousands:
Current assets	$7,763
Properties and equipment	1,819
Deferred tax asset (1)	8,487
Current liabilities	(3,214)
Asset retirement obligation	(434)
Stockholders’ equity	$14,421

(1)          Represents certain tax benefits acquired from Miller primarily consisting of net operating loss carryforwards subject to corporate ownership limitations.

The following unaudited pro forma results for 2003 and 2002 are a result of combining the statement of income of Edge with the statement of income for Miller adjusted for (1) the revenue and costs associated with certain Alabama properties sold by Miller in June of 2003, prior to consummation of the merger, (2) depletion, depreciation and amortization expense of Miller applied to the adjusted basis of the properties acquired using the purchase method of accounting, and (3) the related income tax effects of these adjustments based on the applicable statutory rates.

The following unaudited pro forma information shows the effect on the Company’s consolidated results of operations as if the Miller transaction occurred on January 1, 2002.  The pro forma information includes numerous assumptions, and is not necessarily indicative of future results of operations:

	2003	2002
	(unaudited)
	(In thousands, except per share amounts)
Revenue	$43,796	$30,676
Net income	7,339	171
Net income per common share:
Basic	0.60	0.01
Diluted	0.59	0.01

Divestitures

During 2003, 2002 and 2001, the Company’s sold oil and gas properties for net proceeds of $330,100, $354,300 and $0, respectively.  Proceeds from these dispositions were credited to the full cost pool. The Company’s 2003 asset divestitures related primarily to the sale of the Company’s interest in affiliated entities, Essex I and II Joint Ventures (see Note 15), and certain oil and gas properties in Texas and Louisiana. The Company’s 2002 divestitures were related to the sale of certain interests in oil and gas properties in Texas, Alabama, Montana, and Louisiana.

6.              PROPERTY AND EQUIPMENT

At December 31, 2003 and 2002, property and equipment consisted of the following:

	December 31,
	2003	2002
Developed oil and natural gas properties	$164,419,619	$125,640,971
Unevaluated oil and natural gas properties	5,044,584	7,901,315
Computer equipment and software	4,124,424	4,067,405
Other office property and equipment	1,682,854	1,509,095
Total property and equipment	175,271,481	139,118,786
Accumulated depletion, depreciation and amortization	(77,290,724)	(63,437,014)
Property and equipment, net	$97,980,757	$75,681,772

The following table summarizes the cost of the properties not subject to amortization by the year the cost was incurred:

	December 31,
	2003	2002
Year cost incurred:
1999	$193,060	$193,060
2000	8,611	1,126,667
2001	121,038	3,069,611
2002	319,188	3,511,977
2003	4,402,687	—
Total	$5,044,584	$7,901,315

7.                                      ASSET RETIREMENT OBLIGATIONS

In June 2001, the FASB issued SFAS No. 143, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.  The cost of the tangible asset, including the initially recognized asset retirement cost (“ARC”), is depleted over the useful life of the asset.  The offsetting ARO liability is also recorded at fair value, and accretion expense recognized as the discounted liability is accreted to its expected settlement value.  The fair value of the ARO asset and liability is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate.

The Company adopted SFAS No. 143 on January 1, 2003, which resulted in a net increase to oil and gas properties of $0.4 million (i.e. ARC) and related liabilities of $0.9 million.  These amounts reflect the ARO of the Company had the provisions of SFAS No. 143 been applied since inception and resulted in a non-cash charge to earnings of $357,800 ($550,500 pre-tax).   Going forward the Company will record an abandonment liability associated with its oil and gas wells when those assets are placed in service.

The following table describes all changes to the Company’s ARO liability since adoption:

Year Ended December 31, 2003
ARO upon adoption on January 1, 2003	$942,736
Additional liabilities incurred	997,057
Liabilities settled	(85,164)
Accretion expense	66,625
Revisions	(109,259)
ARO at December 31, 2003	$1,811,995

ARO liabilities incurred during the year ended December 31, 2003 include obligations assumed for over 80 wells acquired in South Texas on September 30, 2003 and 16 wells and 3 facilities acquired in the Miller merger on December 4, 2003 as well as obligations for all successful wells drilled during the year (see Note 5).  Liabilities settled during the year ended December 31, 2003 included 11 wells that were plugged.

The following table summarizes the pro forma net income and earnings per share for the years ended December 31, 2002 and 2001 had SFAS 143 been adopted by the Company on January 1, 2001.

	For the Year Ended December 31, 2002		For the Year Ended December 31, 2001
	As Reported	Pro Forma	As Reported	Pro Forma
Net income	$749,745	$715,192	$8,076,487	$7,749,318
Net income per share, basic	$0.08	$0.08	$0.87	$0.84
Net income per share, diluted	$0.08	$0.07	$0.83	$0.80

Had the Company applied the provisions of SFAS No. 143 in the previous periods, the pro forma amount of the ARO liability would have been $882,537 at January 1, 2002 and $703,786 at January 1, 2001.

8.              ACCRUED LIABILITIES

Below are the components of accrued liabilities as of December 31, 2003 and 2002:

	December 31,
	2003	2002

Accrued capital expenditures	$4,751,882	$—
Professional services	236,500	253,800
Salary and benefits	579,537	96,645
Royalties payable	3,283,521	2,120,951
Lease operating expenses including severance taxes payable	1,230,195	720,255
Other	1,374,401	395,192
Total Accrued Liabilities	$11,456,036	$3,586,843

9.              LONG-TERM DEBT

In March 2004, the Company entered into a new amended and restated credit facility (the “Credit Facility”), effective December 31, 2003, which permits borrowings up to the lesser of (i) the borrowing base and (ii) $100.0 million.  Borrowings under the Credit Facility bear interest at a rate equal to prime plus 0.50% or LIBOR plus 2.25%.  As of December 31, 2003, $21.0 million in borrowings were outstanding under the Credit Facility.  The Credit Facility matures December 31, 2006 and is secured by substantially all of the Company’s assets.

At that time the borrowing base under the Credit Facility was also increased to $40.0 million, effective December 31, 2003, as a result of the acquisition of properties in the Miller merger and our drilling activities since the last redetermination.  Upon entering into the new Credit Facility, the available borrowing capacity under this facility was $19.0 million.

The Credit Facility provides for certain restrictions, including but not limited to, limitations on additional borrowings, sales of oil and natural gas properties or other collateral, and engaging in merger or consolidation transactions. The Credit Facility also prohibits dividends and certain distributions of cash or properties and certain liens.  The Credit Facility also contains certain financial covenants. The EBITDAX to Interest Expense ratio requires that (a) consolidated EBITDAX (defined as EBITDA less similar non-cash items and exploration and abandonment expenses for such period) of the Company for the four fiscal quarters then ended to (b) the consolidated interest expense of the Company for the four fiscal quarters then ended, not be less than 3.5 to 1.0.  The Working Capital ratio requires that the amount of the Company’s consolidated current assets less its consolidated current liabilities, as defined in the agreement, be at least $1.0 million.  The Maximum Leverage ratio requires that the ratio, as of the last day of any fiscal quarter, of (a) Total Indebtedness (as defined in the Credit Facility) as of such fiscal quarter to (b) an amount equal to consolidated EBITDAX for the two quarters then ended times two, shall not be greater than 3.0 to 1.0   At December 31, 2003, the Company was in compliance with the above-mentioned covenants.  Consolidated EBITDAX is a component of negotiated covenants with our lenders and is presented here as part of the Company’s disclosure of its covenant obligations.

10.                 HEDGING ACTIVITIES

The impact on oil and natural gas revenue from hedging activities for the three years ended December 31, 2003, 2002 and 2001 was as follows:

			Price	MMBt	Realized Hedging Gains (Losses)
Hedge	Effective Dates		Per	u Per	For the Year Ended December 31,
Type	Beginning	Ending	MMBtu	Day	2003	2002	2001
Natural Gas Collar	1/1/03	12/31/03	$4.00 - $4.25	10,000	$(4,474,190)	$—	$—
Natural Gas Collar	6/1/03	9/30/03	$5.00 - $6.50	2,000	18,600	—	—
Natural Gas Floor	4/1/02	6/30/02	$2.65	18,000	—	(163,800)	—
Natural Gas Swap	9/1/02	12/31/02	$3.59	5,000	—	(110,550)	—
Natural Gas Swap	9/1/02	12/31/02	$3.685	5,000	—	(52,600)	—
Natural Gas Collar	1/1/01	12/31/01	$4.50 - $6.70	4,000	—	—	(937,120)
					$(4,455,590)	$(326,950)	$(937,120)

The outstanding hedges at December 31, 2003, 2002, and 2001 impacting the Balance Sheet were as follows:

							Unrealized Hedging Gains (Losses)
Transaction	Hedge		Effective Dates		Price Per	Volume	For the Year Ended December 31,
Date	Type		Beginning	Ending	Unit	Per Day	2003	2002	2001
12/03	Natural Gas Collar	(1)	1/1/04	3/31/04	$4.50- $7.05	5,000	37,688	—	—
08/03	Natural Gas Collar	(1) (2)	1/1/04 9/01/04	3/31/04 12/31/04	$4.50- $7.00	10,000	40,117	—	—
08/03	Natural Gas Collar	(1) (2)	4/1/04	8/31/04	$4.50- $6.00	10,000	42,996	—	—
10/02	Natural Gas Collar		1/1/03	12/31/03	$4.00- $4.25	10,000	—	(1,293,840)	—
							$120,801	$(1,293,840)	$—

(1)                The Company’s current hedging activities for natural gas were entered into on a per MMbtu delivered price basis, Houston Ship Channel Index, with settlement for each calendar month occurring five business days following the expiration date.

(2)                This hedge was entered into at a cost of $686,250.

Hedges entered into after December 31, 2003 were as follows:

Transaction	Hedge		Effective Dates
Date	Type		Beginning	Ending	Price Per Unit	Volume Per Day
02/04	Natural Gas Collar	(1)	4/1/04	9/30/04	$4.50-$6.20	5,000 MMBTU
03/04	Natural Gas Collar	(1)	10/1/04	12/31/04	$4.50-$7.25	5,000 MMBTU
03/04	Crude Oil Collar	(2)	4/1/04	12/31/04	$30.00-$35.50	400 BBL

(1)                The Company’s current hedging activities for natural gas were entered into on a per MMbtu delivered price basis, Houston Ship Channel Index, with settlement for each calendar month occurring five business days following the expiration date.

(2)                The Company’s current hedging activities for crude oil were entered into on a per Bbl delivered price basis, West Texas Intermediate Index, with settlement for each calendar month occurring five business days following the expiration date.

11.       COMMITMENTS AND CONTINGENCIES

Commitments

At December 31, 2003, the Company was obligated under noncancelable operating leases.  Following is a schedule of the remaining future minimum lease payments under these leases:

2004	$436,200
2005	449,700
2006	441,800
2007	441,800
Remainder	2,397,300
Total	$4,166,800

Rent expense for the years ended December 31, 2003, 2002 and 2001 was $442,700, $566,700, and $579,000, respectively.

Exploration Alliance

On August 26, 2003, the Company entered into a new exploration alliance to jointly explore for oil and natural gas in the Southeast New Mexico portion of the Permian Basin with two private oil and gas companies. Edge and its co-explorers agreed to the establishment of an area of mutual interest (the “AMI”) covering all of Eddy and Lea Counties, as well as a portion of southern Chaves County. The Company will act as operator for the exploration alliance and earn, subject to fulfillment of certain obligations, an assignment of an undivided working interest and a net revenue interest, proportionately reduced, in all acreage owned in the AMI. In order to earn the interests in the AMI properties, the Company will pay a total fee of $2.7 million, $1.0 million paid at closing and the balance to be paid in 17 equal monthly installments, and commit to the drilling of four Grayburg/San Andres and six Atoka/Morrow wells within an 18 month time period. In addition to the fee, the Company will carry its partners for certain costs in the obligation wells. All subsequent wells, new leasehold acreage and any other acquisitions will be done on a pro-rata basis by all parties.  As of December 31, 2003, the Company had $1.2 million of payments remaining under this agreement.

Contingencies

From time to time the Company is a party to various legal proceedings arising in the ordinary course of business.  While the outcome of lawsuits cannot be predicted with certainty, the Company is not currently a party to any proceeding that it believes, if determined in a manner adverse to the Company, could have a potential material adverse effect on its financial condition, results of operations or cash flows.

Additionally, the Company’s operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.  Public interest in the protection of the environment has increased dramatically in recent years.  The trend of more expansive and stricter environmental legislation and regulations could continue.  To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs to the oil and natural gas industry in general, the business and prospects of the Company could be adversely affected.

12.       INCOME TAXES

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes in accordance with SFAS No. 109.  Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2003 and 2002 are as follows:

	December 31,
	2003	2002
Deferred tax liability:
Book basis of oil and natural gas properties in excess of tax basis	$(12,479,467)	$(9,636,351)
Deferred tax assets:
Net operating loss carryforwards	17,548,865	9,602,689
Expenses not currently deductible for tax purposes	192,500	26,250
Accretion on ARO	95,924	—
Deferred compensation	531,479	112,362
Federal alternative minimum tax credits	75,000	75,000
Price risk management liability	201,976	452,844
Other	542,352	240,887
Total deferred tax asset	19,188,096	10,510,032
Net deferred tax asset	$6,708,629	$873,681

Tax benefits of $137,100 associated with the exercise of non-qualified stock options during the year ended December 31, 2003 are reflected as a component of equity.  Upon adoption of SFAS No. 143 on January 1, 2003, the Company recorded a cumulative effect of change in accounting principle of $357,825, after taxes of $192,675.

The Company’s provision (benefit) for income taxes consists of the following:

	2003	2002	2001
Current	$—	$—	$75,000
Deferred	2,731,132	473,060	(893,897)
Total	$2,731,132	$473,060	$(818,897)

The differences between the statutory federal income taxes calculated using a federal tax rate of 35% and the Company’s effective tax rate is summarized as follows:

	2003	2002	2001

Statutory federal income taxes	$2,603,653	$427,982	$2,540,157
Expenses not deductible for tax purposes and other	127,479	45,078	(132,464)
Reduction in valuation allowance	—	—	(3,226,590)

Income tax expense (benefit)	$2,731,132	$473,060	$(818,897)

At December 31, 2003, the Company had cumulative net operating loss carryforwards (“NOLs”) for federal income tax purposes of approximately $50.1 million that expire beginning 2012 through 2022.  The Company believes that it is more likely than not that it will utilize all of these NOLs in connection with federal income taxes generated in the future.  The estimated NOLs presented herein assume that certain items, primarily intangible drilling costs, have been written off for tax purposes in the current year.  However, the Company has not made a final determination if an election will be made to capitalize all or part of these items for tax purposes in the future.  During 2001, the Company determined that it was more likely than not that future taxable income would be sufficient to realize its recorded tax assets, accordingly a valuation allowance totaling $3.2 million was reversed.

13.                               EMPLOYEE BENEFIT PLANS

Effective July 1, 1997, the Company established a defined-contribution 401(k) Savings & Profit Sharing Plan Trust (the “Plan”) covering employees of the Company who are age 21 or older.  The Company’s matching contributions to the Plan are discretionary.  For the years ended December 31, 2003, 2002 and 2001, the Company contributed $74,200, $83,200, and $60,500, respectively, to the Plan.

14.       EQUITY AND STOCK PLANS

Private Offering – In connection with a private offering on May 6, 1999 of 1,400,000 shares of common stock at a price of $5.40 per share the Company issued warrants for $0.125 per warrant, to acquire an additional 420,000 shares of common stock at $5.35 per share and are exercisable through May 6, 2004.  At the election of the Company, the warrants may be called at a redemption price of $0.01 per warrant at any time after any date at which the average daily per share closing bid price for the immediately preceding 20 consecutive trading days exceeds $10.70.  In November and December of 2003, 375,000 warrants were exercised for proceeds of approximately $2.0 million.  As of December 31, 2003, 45,000 warrants were outstanding.  Subsequent to December 31, 2003, Mr. Elias, our Chairman and Chief Executive Officer,

exercised the remaining warrants, which resulted in our issuance to him of 45,000 shares of common stock and net proceeds to us of $240,750.

Stock Plan - In conjunction with the Offering, the Company established the Incentive Plan of Edge Petroleum Corporation (the “Incentive Plan”). The Incentive Plan is discretionary and provides for the granting of awards, including options for the purchase of the Company’s common stock and for the issuance of restricted and/or unrestricted common stock to directors, officers, employees and independent contractors of the Company.  The options and restricted stock granted to date vest over periods of 2-10 years.  An aggregate of 1,700,000 shares of common stock have been reserved for grants under the Incentive Plan, of which 558,030 shares were available for future grants at December 31, 2003. Shares of common stock awarded as restricted stock are subject to vesting requirements and subject to risk of forfeiture until earned by continued employment or service. During 2003, awards of 32,000 nonqualified stock options were issued having an exercise price in the range of $3.88 to $5.73 per share based on the market value on the date of grant.  Also, during 2003, awards for 87,300 shares of restricted stock were made having a value in the range of $3.88 to $6.68 per share based on the market value on each award date.  During 2002, awards of 199,800 nonqualified stock options were issued having an exercise price of $3.40 to $5.69 per share based on the market value on the date of grant.  Also during 2002, awards for 15,800 shares of restricted stock were made having a value in the range of $3.40 to $5.21 per share based on the market value on each award date. During 2001, awards for 100,800 shares of restricted stock were made having a value in the range of $4.58 to $8.88 per share based on the market value on each award date.  Shares of common stock associated with these awards will be issued, subject to continued employment, ratably over three years in accordance with the award’s vesting schedule, beginning on the first anniversary of the date of grant.  Compensation expense is amortized over the vesting period and offset to additional paid in capital.  Amortization of deferred compensation related to restricted stock awards totaled $372,200, $399,200 and $353,400, respectively, for the years ended December 31, 2003, 2002 and 2001.

Effective May 21, 1999, the Company amended and restated the Incentive Plan.  In conjunction with those and other amendments of the Incentive Plan, the Company exchanged, on a voluntary basis, 556,488 outstanding nonqualified stock options of certain employees and Directors of the Company for 326,700 new common stock options in replacement of those options.   The exercise price of the replacement options was $7.06 per share, which represents the fair market value on the date of grant.  The replaced options have a ten-year term with 50% of the options vesting immediately on the date of grant with the remaining 50% vesting on May 21, 2000.   On May 21, 1999, in conjunction with the repricing, the Company also issued 99,800 new ten-year common stock options to employees, which vested 100% on May 21, 2001.  The exercise price of the new options was $7.06, which represents the fair market value on the date of grant.  On June 1, 1999, the Company issued 21,000 ten-year common stock options to non-employee directors with an exercise price of $7.28 per share, which represented their fair market value at the date of grant, vesting 100% on June 1, 2001.

The Company amended the Incentive Plan in December 2003, to increase the shares available under the plan from 1.2 million to 1.7 million.

Deferred compensation cost reported in accordance with FIN 44 included a charge of $1.2 million for the year ended December 31, 2003.  Below is a summary of FIN 44 charges and credits impacting the Company’s statement of operations for the years indicated:

Year Ended December 31,	Charge (Credit)
2003	$1,219,349
2002	3,385
2001	(850,281)

Effective January 8, 1999, as a component of his employment agreement with the Company, John Elias, CEO and Chairman of the Board, was granted options outside of the Incentive Plan for the purchase of 200,000 shares of common stock.  These options vest and become exercisable one-third upon issue, and one-third upon each of January 1, 2000 and January 1, 2001.  In January 2000, Mr. Elias was granted additional options outside of the Incentive Plan for the purchase of 50,000 shares of common stock.  These options vested and became 100% exercisable in January 2002.  In January 2001, Mr. Elias was granted additional options outside the Incentive Plan for the purchase of another 50,000 shares of common stock.  These options vested and became 100% exercisable in January 2003. In January 2002, Mr. Elias was granted additional options outside the Incentive Plan for the purchase of another 50,000 shares of common stock that vested and became 100% exercisable in January 2004.  In April 2002, Mr. Elias was granted additional options outside the Incentive Plan for the purchase of another 24,000 shares of common stock.  These options vest and become 100% exercisable in April 2004. In January 2003, Mr. Elias was granted options outside the Incentive Plan for the purchase of another 50,000 shares of common stock that vest and become 100% exercisable in January 2005.  In April 2001, Mr. Elias was granted 14,000 shares of restricted stock outside the Incentive Plan valued at $7.75 per share, the market value on the award date.  These shares are issued ratably over three years in accordance with the award’s vesting schedule, beginning on the first anniversary of the date of grant.  Compensation expense is amortized over the vesting period and offset to additional paid in capital.  The amortization of compensation expense related to this award was included in the amounts discussed above.   Below is a summary of option and restricted stock grants to Mr. Elias:

Date Granted	Shares Outstanding	Exercise Price	Date Exercisable

Options (1):
01/08/1999	200,000	$4.22	One-third upon issue and one-third upon each of January 1, 2000 and 2001
01/03/2000	50,000	$3.16	100% January 2002
01/03/2001	50,000	$8.88	100% January 2003
01/03/2002	50,000	$5.18	100% January 2004
04/02/2002	24,000	$5.59	100% April 2004
01/23/2003	50,000	$3.88	100% January 2005

Restricted Stock (2) :
04/02/2001	14,000		Ratably over three years beginning on the first anniversary of the date of grant

(1)          Exercise price equals the fair market value on the date of grant.

(2)          Value was $7.75 per share, the market value on the date of grant.

A summary of the status of the Company’s stock options and changes as of and for each of the three years ended December 31, 2003 is presented below:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, January 1	1,098,050	$5.62	866,200	$5.62	993,517	$6.76
Granted	82,000	$4.35	273,800	$5.46	92,200	$8.49
Assumed in merger	120,138	$39.76	—	—	—	—
Purchased	—	—	—	—	(133,645)	$16.50
Forfeited	(24,000)	$6.04	(24,650)	$5.70	(10,000)	$3.66
Exercised	(104,676)	$4.07	(17,300)	$3.01	(75,872)	$5.15
Outstanding, December 31	1,171,512	$9.14	1,098,050	$5.62	866,200	$5.62
Exercisable, December 31,	843,412	$10.67	752,050	$5.34	574,200	$6.07

Weighted average fair value of options granted during the period	$3.23		$4.19		$6.76

The Company purchased 133,645 options from a former employee at a cost of $100,000 that was included in general and administrative costs for the year ended December 31, 2001.

A summary of the Company’s stock options categorized by class of grant at December 31, 2003 is presented below:

All Options				Options Exercisable
Range of Exercise Price	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Range of Exercise Price	Shares Outstanding	Weighted Average Exercise Price
$3.00 - $4.70	187,200	7.11	$3.35	$3.00 - $4.70	125,200	$3.09
$4.22	200,000	5.02	$4.22	$4.22	200,000	$4.22
$5.18 - $5.73	266,100	8.30	$5.51	—	—	—
$7.06 - $7.58	348,650	5.39	$7.09	$7.06 - $7.58	348,650	$7.09
$8.63 - $8.88	58,500	7.02	$8.87	$8.63 - $8.88	58,500	$8.87
$13.50	100	3.98	$13.50	$13.50	100	$13.50
$0.08 - $82.76	110,962	0.02	$43.16	$0.08 - $82.76	110,962	$43.16

Computation of Earnings per Share - The following is presented as a reconciliation of the numerators and denominators of basic and diluted earnings per share computations, in accordance with SFAS No. 128.

	Year Ended December 31, 2003
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Income available to common stockholders	$4,350,050	9,726,140	$0.45
Effect of Dilutive Securities
Common stock options	—	148,618	(0.01)
Restricted stock	—	110,379	—
Warrants	—	2,414	—
Diluted EPS
Income available to common stockholders	$4,350,050	9,987,551	$0.44

	Year Ended December 31, 2002
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Income available to common stockholders	$749,745	9,384,097	$0.08

Effect of Dilutive Securities
Common stock options	—	85,633	—
Restricted stock	—	135,841	—
Diluted EPS
Income available to common stockholders	$749,745	9,605,571	$0.08

	Year Ended December 31, 2001
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Income available to common stockholders	$8,076,487	9,280,605	0.87
Effect of Dilutive Securities
Common stock options	—	185,177	(0.02)
Restricted stock	—	178,238	(0.02)
Warrants	—	84,208	—
Diluted EPS
Income available to common stockholders	$8,076,487	9,728,228	0.83

15.            RELATED PARTY TRANSACTIONS

The transactions described below in this Note 15 were carried out on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties in arm’s length negotiations, however, because the transactions were with affiliates, it is possible that the Company would have obtained different terms from a truly unaffiliated third-party.

Essex Royalty Joint Ventures - A company wholly owned by Mr. Sfondrini is the general partner of each of Essex Royalty Limited Partnership (“Essex I L.P.”) and Essex Royalty Limited Partnership II (“Essex II L.P.”).  In April 1992, a predecessor partnership of the Company and Essex I L.P. entered into a Joint Venture Agreement (the “Essex I Joint Venture”) with respect to the purchase of certain royalty and nonoperating interests in oil and natural gas properties. In May 1994, the Company’s predecessor partnership and Essex II L.P. entered into a Joint Venture Agreement (the “Essex II Joint Venture”) similar in nature to the Essex I Joint Venture.  Since January 1, 2001, Mr. Sfondrini and a company wholly owned by Mr. Sfondrini have served as manager of the Essex I and II Joint Ventures. Prior to that time, the Company served as manager.

The Essex I Joint Venture terminated in April 1997, although distributions from it continue. Under the terms of the Essex I Joint Venture Agreement, Essex I L.P. made capital contributions aggregating $3 million and the Company and its predecessor made no capital contributions. The Essex I Joint Venture Agreement provides that quarterly distributions of cash be made, in accordance with specified sharing ratios, in an amount, subject to certain adjustments, not less than that equal to revenues received from royalties less the management fee paid to the managing venturer and the expenses of the Essex I Joint Venture. Initially, Essex I L.P. receives 100% of all cash distributions pursuant to the sharing ratios until a certain payout amount has been recouped as defined in the Essex I Joint Venture Agreement, as amended, at which time the sharing ratios shift to 40% for the Company and 60% for Essex I L.P. The Essex I Joint Venture Agreement was amended prior to 2003 to, among other things, modify the calculation as to when the sharing ratio would occur, provide for a management fee payable to the managing venture of 3% per month of gross distributions and provide for a de minimus portion of the after-payout distributions to go to Edge Group Partnership, a general partnership, the partners of which are three limited partnerships, the general partner of each of which is a company wholly owned by Mr. Sfondrini. The sharing ratio shift, or payout, for Essex I Joint Venture occurred in 2001, and the Company became entitled to receive from Essex I Joint Venture 40% of the net royalty distributions.  During 2003, the Essex I Joint Venture distributed $180,493, $1,135 and $61,149 in net royalty distributions to Essex I L.P., Edge Group Partnership and the Company, respectively.

The Essex II Joint Venture terminated in December 31, 1998, although distributions from it continue.  Essex II L.P. made capital contributions aggregating approximately $4.6 million and the Company and its predecessor made no capital contributions.  In 2003, Essex II L.P. made additional cash contributions of $57,000. Initially, Essex II L.P. receives 100% of all cash distributions pursuant to the sharing ratios until a certain payout amount has been recouped as defined in the Essex II Joint Venture Agreement, as amended, at which time the sharing ratios shift to 25% for the Company and 75% for Essex II L.P. Provisions with respect to mandatory quarterly distributions are similar to those described for the Essex I Joint Venture. Pursuant to an amendment of the Essex II Joint Venture in August 2000, the time at which the sharing ratio shifts, or payout under the joint venture agreement for Essex II Joint Venture would occur, was extended until the limited partners of Essex II L.P. had recovered 100% of their initial capital investment in Essex II L.P. As a result of the August 2000 amendment, the sharing ratio shift for Essex II Joint Venture occurs when the aggregate amount of cash and property interests (valued as determined by the joint venture agreement) actually distributed to the Essex II L.P. during 2001 and subsequent years equals $3,324,587. During 2001, 2002 and 2003, the amount of cash distributed to Essex II L.P. was $1,325,092, $436,899 and $319,089, respectively, leaving an amount of $1,300,507 (net of additional capital contributions) remaining to be recovered by Essex II L.P. before payout and a sharing ratio shift occurs for Essex II Joint Venture.

During 2003, Mr. Sfondrini accrued management and administration fees (including expenses he is entitled to be reimbursed for) in the amount of $32,676 for managing the Essex I and II Joint Ventures, $29,100 of which was paid to third parties who performed management, administration and tax services for Mr. Sfondrini on behalf of the Joint Ventures.

During the third quarter of 2003, the Company sold its interests in the Essex I and II Joint Ventures to an unrelated third party for a total cash consideration of $275,000.

Affiliates’ Ownership in Prospects – Edge Group Partnership, Edge Holding Company, L.P., a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners, Andex Energy Corporation and Texedge Energy Corporation, corporations of which Mr. Andrews is an officer and members of his immediate family hold ownership interests, Mr. Raphael, Jovin, L.P. (a limited partnership, the general partners of which are a company wholly owned by Mr. Sfondrini and a company of which Mr. Andrews is an officer) and Essex II Joint Venture, own certain working interests in the Company’s Nita and Austin Prospects and certain other wells and prospects operated by the Company. These working interests aggregate 7.19% in the Austin Prospect, 6.27% in the Nita Prospect and are neglible in other wells and prospects. These working interests bear their share of lease operating costs and royalty burdens on the same basis as the Company. In addition, Bamaedge, L.P., a limited partnership of which Andex Energy Corporation is the general partner, and Mr. Raphael also hold overriding royalty interests with respect to the Company’s working interest in certain wells and prospects.  Neither Mr. Raphael nor Bamaedge L.P. has an overriding interest in excess of .075% in any one well or prospect. Essex I and II Joint Ventures own royalty and overriding royalty interests in various wells operated by the Company. The combined royalty and overriding royalty interests of the Essex I and Essex II Joint Ventures do not exceed 6.2% in any one well or prospect. The gross amounts paid or accrued to these persons and entities by the Company in 2003 (including net revenue, royalty and overriding royalty interests) and the amounts these same persons and entities paid to the Company for their respective share of lease operating expenses and other costs is set forth in the following table:

Owner	Total Amounts Paid by the Company to Owners in 2003 including Overriding Royalty (1)	Lease Operating Expenses paid to the Company by Owners in 2003
Andex Corporation /Texedge Corporation	$1,515	$447
Bamaedge, L.P.	2,428	—
Edge Group Partnership	134,348	34,770
Edge Holding Co., L.P.	28,166	7,603
Essex I Joint Venture	15,887	—
Essex II Joint Venture	45,043	6,008
Stanley Raphael	2,348	487
Total	$229,735	$49,315

(1)          In the case of Essex I and II Joint Ventures, amount includes royalty income in addition to working interest and overriding royalty income.

16.       SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

A summary of non-cash investing and financing activities for the years ended December 31, 2003, 2002 and 2001 is presented below:

Description	Number of shares issued	Fair Market Value
2003:
Shares issued to satisfy restricted stock grants	75,095	$395,192
Shares issued to fund the Company’s matching contribution under the Company’s 401 (k) plan	14,475	$69,375
Shares issued in merger	2,604,757	$14,421,051
2002:
Shares issued to satisfy restricted stock grants	76,337	$409,777
Shares issued to fund the Company’s matching contribution under the Company’s 401 (k) plan	17,538	$70,513
2001:
Shares issued to satisfy restricted stock grant	43,136	$131,134

Supplemental Disclosure of Cash Flow Information

	For the Year Ended December 31,
	2003	2002	2001
Cash paid during the period for:
Interest, net of amounts capitalized	$678,805	$15,582	$54,081
Federal alternative minimum tax payments	—	—	322,000

17.       SUPPLEMENTAL FINANCIAL QUARTERLY RESULTS (unaudited):

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(in thousands, except per share amounts)
2003
Oil and natural gas revenue	$10,198	$8,895	$7,994	$6,839
Operating expenses	9,030	6,137	5,453	5,205
Operating income	1,168	2,758	2,541	1,634
Other expense, net	(206)	(120)	(162)	(174)
Income tax expense	(418)	(946)	(845)	(522)
Net income before cumulative effect of accounting change	544	1,692	1,534	938
Cumulative effect of accounting change	—	—	—	(358)
Net income	$544	$1,692	$1,534	$580
Basic earnings per share	$0.05	$0.18	$0.16	$0.06
Diluted earnings per share	$0.05	$0.17	$0.16	$0.06
2002
Oil and natural gas revenue	$4,407	$5,164	$6,432	$4,908
Operating expenses	4,238	4,820	5,219	5,210
Operating income (loss)	169	344	1,213	(302)
Other expense, net	(76)	(81)	(22)	(22)
Income tax benefit (expense)	(56)	(107)	(427)	117
Net income (loss)	$37	$156	$764	$(207)
Basic earnings (loss) per share	$0.00	$0.02	$0.08	$(0.02)
Diluted earnings (loss) per share	$0.00	$0.02	$0.08	$(0.02)

The sum of the individual quarterly basic and diluted earnings (loss) per share amounts may not agree with year-to-date basic and diluted earnings (loss) per share amounts as a result of each period’s computation being based on the weighted average number of common shares outstanding during that period.

Included in operating expenses for the three months ended December 31, 2003, is a non-cash charge of  $(1.2) million to compensation expense as required by FIN 44.

Second quarter results for 2002 were impacted by the recognition of revenue associated with underaccruals in prior periods.  This adjustment resulted in 142 MMcfe of additional production and $577,200 additional revenue.  After adjusting for related operating costs, the impact to net income for the second quarter of 2002 was an increase of $212,300.

18.          SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (unaudited)

This footnote provides unaudited information required by SFAS No. 69, “Disclosures About Oil and Natural Gas Producing Activities.” The Company’s oil and natural gas properties are located within the United States of America, which constitutes one cost center.

Capitalized Costs - Capitalized costs and accumulated depletion, depreciation and amortization relating to the Company’s oil and natural gas producing activities, all of which are conducted within the continental United States, are summarized below:

	December 31,
	2003	2002

Developed oil and natural gas properties	$164,419,619	$125,640,971
Unevaluated oil and natural gas properties	5,044,584	7,901,315
Accumulated depletion, depreciation and amortization	(72,167,411)	(58,917,399)
Net capitalized cost	$97,296,792	$74,624,887

Costs Incurred - Costs incurred in oil and natural gas property acquisition, exploration and development activities are summarized below:

	Year Ended December 31,
	2003	2002	2001
Acquisition cost:
Unproved properties	$6,052,137	$5,465,794	$7,052,246
Proved properties	10,373,529	1,369,464	5,695,000
Exploration costs	6,016,951	4,725,032	11,046,117
Development costs	12,271,471	7,926,579	4,822,589
Subtotal	34,714,088	19,486,869	28,615,952
Asset retirement costs (1)	897,512	—	—
Total costs incurred	$35,611,600	$19,486,869	$28,615,952

(1)          Excluded from asset retirement costs in 2003 was $640,400 related to the cumulative effect of the adoption of SFAS No. 143 on January 1, 2003.  See Note 7.

Results of Operations - Results of operations for the Company’s oil and natural gas producing activities are summarized below:

	Year Ended December 31,
	2003	2002	2001
Oil and natural gas revenue	$33,926,007	$20,911,294	$29,810,917
Operating expenses:
Oil and natural gas operating expenses and ad valorem taxes	3,109,392	2,628,320	3,041,073
Production taxes	2,006,402	1,203,270	1,959,593
Accretion expense (1)	66,625	—	—
Depletion expense	12,906,956	9,697,144	8,737,101
Results of operations from oil and gas producing activities	$15,836,632	$7,382,560	$16,073,150

(1)          The Company adopted SFAS No. 143 effective January 1, 2003 using a cumulative effect approach, therefore no comparable accretion expense appears in 2002 and 2001.

Reserves - Proved reserves are estimated quantities of oil and natural gas, which geological and engineering data demonstrate with reasonable certainty to be, recoverable in future years from known reservoirs under existing economic and operating conditions.  Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.  Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes (see Standardized Measure) for the periods presented are based on estimates prepared by Ryder Scott Company, independent petroleum engineers.  Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

The Company’s net ownership in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below.

	Natural Gas (Mcf) Year Ended December 31,
	2003	2002	2001
Proved developed and undeveloped reserves
Beginning of year	34,980,000	38,934,000	25,360,000
Revisions of previous estimates	(486,143)	(5,579,800)	(3,800,400)
Purchase of oil and gas properties	8,437,000	521,300	5,275,600
Extensions and discoveries	10,248,298	6,376,900	19,222,300
Sales of natural gas properties	(65,100)	(6,000)	(924,600)
Production	(6,290,055)	(5,266,400)	(6,198,900)
End of year	46,824,000	34,980,000	38,934,000

Proved developed reserves at year end	36,938,000	24,234,000	31,750,000

	Oil, Condensate and Natural Gas Liquids (Bbls) Year Ended December 31,
	2003	2002	2001
Proved developed and undeveloped reserves
Beginning of year	2,342,315	978,361	720,090
Revisions of previous estimates	(46,348)	1,090,845	(94,255)
Purchase of oil and gas properties	387,743	62,939	47,340
Extensions and discoveries	472,904	491,519	538,108
Sales of natural gas properties	(5,058)	(521)	(71,493)
Production	(300,484)	(280,828)	(161,429)
End of year	2,851,072	2,342,315	978,361

Proved developed reserves at year end	2,104,610	1,509,950	879,058

Standardized Measure - The Standardized Measure of Discounted Future Net Cash Flows relating to the Company’s ownership interests in proved oil and natural gas reserves for each of the three years ended December 31, 2003 is shown below:

	Year Ended December 31,
	2003	2002	2001

Future cash inflows	$350,187,406	$212,064,453	$129,715,973
Future oil and natural gas operating expenses	(75,208,036)	(33,151,831)	(23,105,695)
Future development costs	(13,203,914)	(8,069,700)	(7,810,246)
Future income tax expense	(53,902,855)	(36,475,435)	(16,116,421)
Future net cash flows	207,872,601	134,367,487	82,683,611
10% discount factor	(55,705,257)	(36,811,015)	(19,400,764)
Standardized measure of discounted future net cash flows	$152,167,344	$97,556,472	$63,282,847

Future cash flows are computed by applying year-end prices of oil and natural gas to year-end quantities of proved oil and natural gas reserves.  Future oil and natural gas operating expenses and development costs are computed primarily by the Company’s petroleum engineers and are provided to Ryder Scott as estimates of expenditures to be incurred in developing and producing the Company’s proved oil and natural gas reserves at the end of the year, based on year end costs and assuming the continuation of existing economic conditions.

Future income taxes are based on year-end statutory rates, adjusted for net operating loss carryforwards and tax credits.  A discount factor of 10% was used to reflect the timing of future net cash flows.  The Standardized Measure of Discounted Future Net Cash Flows is not intended to represent the replacement cost or fair market value of the Company’s oil and natural gas properties.

The Standardized Measure of Discounted Future Net Cash Flows does not purport, nor should it be interpreted, to present the fair value of the Company’s oil and natural gas reserves.  An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

Changes in Standardized Measure - Changes in Standardized Measure of Discounted Future Net Cash Flows relating to proved oil and gas reserves are summarized below:

	Year Ended December 31,
	2003	2002	2001
Changes due to current year operations:
Sales of oil and natural gas, net of oil and natural gas operating expenses	$(33,393,818)	$(17,079,705)	$(24,810,251)
Sales of oil and natural gas properties	(356,195)	(5,629)	(5,295,221)
Purchase of oil and gas properties	28,079,806	1,402,730	4,050,393
Extensions and discoveries	33,535,443	15,519,251	43,653,229
Changes due to revisions of standardized variables:
Prices and operating expenses	32,213,734	38,029,737	(121,516,045)
Revisions of previous quantity estimates	(2,395,449)	2,378,838	(7,971,645)
Estimated future development costs	(2,295,084)	(20,172)	(4,258,998)
Income taxes	(7,585,409)	(11,143,442)	40,956,396
Accretion of discount	9,755,647	6,328,285	12,535,901
Production rates (timing) and other	(2,947,803)	(1,136,268)	580,073
Net change	54,610,872	34,273,625	(62,076,168)
Beginning of year	97,556,472	63,282,847	125,359,015
End of year	$152,167,344	$97,556,472	$63,282,847

Sales of oil and natural gas, net of oil and natural gas operating expenses are based on historical pre-tax results.  Sales of oil and natural gas properties, extensions and discoveries, purchases of minerals in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented on an after tax basis.